Exhibit 5.1

September 5, 2008

Neurogen Corporation
35 Northeast Industrial Road
Branford, Connecticut  06405

Re:	Registration Statement on Form S-8 of 1,000,000 shares of common stock, par value $0.025 per share, of Neurogen Corporation

Ladies and Gentlemen:

We have acted as special counsel to Neurogen Corporation, a Delaware corporation (the “Company”), in connection with the registration of 1,000,000 shares of  common stock of the Company, par value $0.025 per share (the “Shares”), issuable under the Amended and Restated Neurogen Corporation 2001 Stock Option Plan (the “Plan”), pursuant to a registration statement on Form S-8 (the “Registration Statement”), filed by the Company on the date hereof with the Securities and Exchange Commission  (the “Commission”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws or as to any matters of municipal law or any other local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and when the Shares have been duly registered on the books of the transfer agent and registrar therefor in the name and on behalf of the purchasers, and have been issued by the Company against payment therefore of legal consideration in excess of the par value of each of the Shares issued, in the circumstances contemplated by the Plan, such Shares will be validly issued, fully paid and nonassessable securities of the Company.   In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporate Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,

/s/ Latham & Watkins LLP

September 5, 2008